BNP RESIDENTIAL PROPERTIES, INC.
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
                  Chairman & CFO
                  Tel:  (704) 944-0100
                  Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                     BNP ANNOUNCES OFFERING OF COMMON STOCK;
                   GROSS PROCEEDS TO COMPANY OF $17.75 MILLION

Charlotte, North Carolina
July 14, 2004

BNP Residential Properties, Inc. (AMEX: BNP) announced today that it has agreed to sell 1,420,000 shares of common stock at a price of $12.50 per share to a number of institutional investors and mutual funds pursuant to a registered direct placement. The Company expects to use the net proceeds to fund future acquisitions, repay bank debt, and for general corporate purposes. The transaction is expected to close on Monday, July 19, 2004. Cohen & Steers Capital Advisors, LLC acted as placement agent for the transaction.

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. BNP owns and operates 23 apartment communities containing a total of 5,671 apartments and provides third-party management services for 7 apartment communities containing a total of 1,799 apartments. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

Forward Looking Statement Disclosure: This press release includes forward-looking statements concerning the company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding future operations and performance. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due
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to a number of factors identified in our annual report on Form 10-K for the year ending December 31, 2003.

Additional Information: More information may be obtained by calling our corporate offices at (704) 944-0100 or on our web site at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.

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